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Exhibit 5.1; Opinion of Douglas R. Hume, Esq. regarding legality of the Common
Stock being registered.




Catanese & Wells, A Law Corporation
31416 W. Agoura Road, Suite 240
Westlake Village, CA 91361
818.707.0407
fax: 818.707.1161

April 19, 2004

Board of Directors
DIRECT RESPONSE FINANCIAL SERVICES, INC.
2899 Agoura Road, Suite 115
Westlake Village, CA  91361


Re: Registration Statement on Form S-8 of Shares of Common Stock, no par, of Direct Response Financial Services, Inc.

Dear Sirs,

I have acted as counsel to Direct Response Financial Services, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to up to 500,000 additional shares of Common Stock, no par value, which may be issued pursuant to a resolution of the Board of Directors authorizing such issuance for the purpose of the compensation of Directors, Officers, and outside consultants.

I have examined the Registration Statement and such documents and records of the Company, as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the plan and the receipt of consideration therefor in accordance with the terms of the plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/ Douglas R. Hume

Catanese & Wells, A Law Corporation
Douglas R. Hume